EXHIBIT 10.65

                           AMENDMENT TO DEALER CAPITAL
                           LOAN AND SECURITY AGREEMENT


     This Amendment to Dealer Capital Loan and Security Agreement ("Amendment"), effective as of the 1st day of September, 1997 (the "Effective Date"), by and between NISSAN MOTOR ACCEPTANCE CORPORATION ("NMAC") and FIRST CHOICE STUART 1, INC., a Florida corporation d/b/a Stuart Nissan ("Dealer").

                              W I T N E S S E T H:

     WHEREAS, NMAC and B & B Florida Enterprises, Inc., a Florida corporation ("B & B") entered into that certain Nissan Motor Acceptance Corporation Dealer Capital Loan and Security Agreement, dated October 12, 1995 (the "Loan Agreement"), whereby NMAC agreed to advance to B & B the maximum sum of ONE
MILLION TWO HUNDRED THOUSAND AND NO/100 ($1,200,000.00) DOLLARS, upon fulfillment of the terms and conditions thereof by B & B;

     WHEREAS, the Loan Agreement was secured by, among other instruments, that certain Guaranty Agreement dated October 12, 1995 (the "Original Guaranty") executed by B&B, Thomas DeRita, Jr., William A. Chamberlain and Louis V. Cianfrogna (individually and collectively the "Original Guarantors");

     WHEREAS, by instrument entitled Agreement and Plan of Merger, August 29, 1997 (the "Merger Agreement"), B & B merged into the Dealer with the Dealer being the surviving corporation (the "Merger"), such Merger Agreement to be filed with the Florida Secretary of State;

     WHEREAS, B & B and Dealer have requested that NMAC consent to the Merger and to further release the Original Guarantors from the Original Guaranty and substitute Smart Choice Automotive Group, Inc., a Florida corporation, Smart Cars, Inc., a Florida corporation, and Smart Choice Automotive Group, Inc., a Florida corporation (individually and collectively the "New Guarantors") for the Original Guarantors; and

     WHEREAS, NMAC has agreed not to declare a default under the terms of the Loan Agreement by virtue of the Merger provided that the Dealer agrees to the terms and conditions of this Amendment.

     NOW THEREFORE, in consideration of the premises, Ten and No/100 ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. The recitations set forth above are true and correct.

     2. The terms and conditions of the Commitment Letter dated July 9, 1997, as modified by letters dated July 30, 1997, August 8, 1997 and August 13, 1997 from NMAC to the Dealer (the "Commitment Letter") are hereby incorporated into the Loan Agreement in their entirety. The terms and conditions of the Commitment Letter shall control over any conflict with the terms and conditions of this Amendment and/or Loan Agreement. The Dealer agrees and understands that, notwithstanding NMAC's execution of this Amendment and the delivery thereof to the Dealer, all of the terms and conditions of the Commitment Letter (including but not limited to the execution by the New Guarantors and the delivery of their Guaranty Agreement to NMAC and the fulfillment of all of the "Conditions to Commitment" set forth in SCHEDULE B to the Commitment Letter), must be fulfilled within the time period(s) set forth within the Commitment Letter prior to this Amendment becoming enforceable against NMAC.

     3. The principal outstanding balance (exclusive of interest) owed to NMAC under the Loan Agreement is EIGHT HUNDRED THOUSAND AND NO/100 ($800,000.00) DOLLARS, less any principal payments (if any) made subsequent to July 8, 1997.

     4. The second sentence of Article I of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefore:

                  "From the Effective Date of this Dealer Capital Loan and Security Agreement through the ninetieth (90th) day thereafter (the "Interest Only Period") accrued interest together with all other fees, costs and charges shall be paid monthly under this Agreement. Commencing with the first month following the expiration of the Interest Only Period and continuing each month thereafter, successive monthly installments of TWENTY THOUSAND AND NO/100 ($20,000.00) DOLLARS each together with all accrued and unpaid interest and all other fees, costs and charges shall be paid under this Agreement, followed by one final installment on December 31, 1997 equal to the then unpaid Principal, all accrued and unpaid interest and all other fees, costs and charges due and owing under this Loan. Interest shall be calculated on a daily basis, computed on the actual number of days elapsed over a year of 365 or 366 days, commencing on the date the Principal is funded.

                  Should Smart Choice Automotive Group, Inc., a Florida corporation (and/or its successors or assigns), sell stock pursuant to an underwritten public offering prior to December 31, 1997, the unpaid Principal together with all accrued and unpaid interest and all other fees, costs and charges due and owing under the Loan Agreement shall immediately be accelerated and be due and payable in full."

     5. Article III of the Loan Agreement is hereby modified by deleting subparagraph (b) thereof and substituting the following in its place:

                  "So long as any portion of the Loan is outstanding, each of the person(s) named below ("Dealer Principals"), respectively, shall participate in the active management and operation of the Dealer as follows:


                  NAME                                POSITION
                  -----                               --------

                  Gary Smith                          Dealer Principal

                  Should Thomas DeRita, Jr. no longer have the position of Executive Manger of the Dealer, this position will be filled by a person acceptable to NMAC, which such approval will not be unreasonably withheld or delayed."

     6. Article I (B) of Schedule A to the Loan Agreement is hereby deleted in its entirety and the following is substituted therefore:

                  The "NMAC Prime Rate" shall mean the per annum interest rate from time to time announced by a majority of the following banks: Bankers Trust Company, The Chase Manhattan Bank, Citibank N.A., Bank of America, N.T. & S.A. and Morgan Guaranty Trust Company of New York, as their respective prime or reference rate; provided that if fewer than three of such banks have the same rate in effect, the median of the five rates shall be the NMAC Prime Rate. For purposes of computing interest hereunder, the NMAC Prime Rate in effect on the last day of the month shall be deemed to be such rate in effect through the succeeding month."

    7. Article III, Section A of Schedule A to the Loan Agreement is hereby modified by adding the following:

                  "7. Tangible Net Worth, Working Capital and Net Cash Requirements. The Borrower shall at all times during the term of this Loan maintain Tangible Net Worth, Working Capital and Net Cash Requirements as established from time to time by NMAC. Effective July 1, 1997, the Capitalization Guidelines are as follows:

                                Required Minimum Amount

                       Tangible Net Worth         $880,000.00
                       Working Capital            $560,000.00
                       Net Cash                   $140,000.00

                  The Capitalization Guidelines are only minimum guidelines and may change in the sole and absolute discretion of NMAC and/or NMC upon notice to the Borrower."

     8. Article IV of Schedule A to the Loan Agreement is hereby modified by adding the following:

                  "7. Other Events of Default. In addition to the other Events of Default set forth above, the following shall also constitute and Event of Default:

                    (a) The occurrence of any default under or termination of the Dealer Sales and Service Agreement between the Borrower and Nissan Motor Corporation in U.S.A. ("NMC");

                    (b) Termination of or default under that certain Lease Agreement dated July 11, 1997 with TAD Partnership regarding the property situated at 4313 South Federal Highway, Stuart, Florida 34997;

                    (c) Failure to allow NMAC to audit the financial records of the Borrower or any Guarantor;

                    (d) Failure of the Borrower to maintain Net Worth, Net Cash and Working Capital Requirements established from time to time by NMAC and/or NMC;

                    (e) The occurrence of an event of default under the terms and conditions of any other loan or loans currently in existence or to be consummated at a future date between NMAC and the Borrower or any Guarantor or any of their affiliates;

                    (f) Termination, for any reason, of Borrower's wholesale inventory financing for new vehicles provided by NMAC; or


                    (g) Borrower and/or any Guarantor shall fail to furnish periodic financial statements, income and expense statements and balance sheets as may be required from time to time by NMAC, all of such statements to set forth in reasonable detail the financial condition of the respective party and in form satisfactory to NMAC.

                  Should Borrower not timely make any regularly scheduled payment of principal or interest due and payable under this Loan, the Borrower shall have fifteen (15) days following written notice of the default to cure the default. NMAC shall be entitled to a four (4%) percent late charge whenever any payment required under this Loan Agreement is not paid when due."

     9. Article V(F) of Schedule A to the Loan Agreement is hereby modified by providing that all notices to the Dealer shall be sent to the following:

                  5200 South Washington Avenue
                  Titusville, Florida  32780
                  Attention:

     10. Dealer hereby covenants to continue to abide by all of the terms and conditions of the Loan Agreement in the same manner as if the Dealer had originally executed the Loan Agreement. NMAC's waiver of any term, provision, condition, covenant or agreement of the Loan Agreement prior to the Effective Date hereof shall not be construed in any manner, to NMAC's consent to such waiver on or after the Effective Date. No waiver of any term, provision, condition, covenant or agreement herein contained or contained in the Loan Agreement shall be effective unless set forth in writing signed by NMAC and any such waiver shall be effective only to the extent set forth in such writing.

     11. NMAC hereby waives its right to declare an event of default under the terms of the Loan Agreement which would otherwise arise due to the transfer of the ownership of B&B and the merger thereof into Dealer; however, the foregoing shall not amend or modify the Loan Agreement or be deemed a waiver of any rights of NMAC thereunder as to any further sale, transfer or conveyance of any interest in the Dealer and/or the merger thereof into another entity.

     12. Dealer agrees to pay any and all documentary stamps which are assessed by the State of Florida on account of the execution and/or delivery of this Amendment. Dealer shall pay such sums immediately upon receipt of notice of such amounts from NMAC. If the Dealer fails to pay such sums to NMAC, NMAC may (and without waiving such Event of Default), at its option, pay such taxes and any such payment made by NMAC shall be added to the indebtedness hereof and shall bear interest from the date advanced at the rate of the lesser of eighteen (18%) percent per annum or the maximum rate permissible under Florida law.

     13. The Dealer hereby represents, ratifies and affirms to NMAC that NMAC has acted in good faith and has fulfilled and fully performed its obligations under the Loan Agreement and all of its obligations with respect to the administration and disbursement of the loan proceeds.

     14. Except as specifically provided in this Amendment, no part of the Loan Agreement or any other instrument securing the Loan Agreement is in any way altered, amended or changed.

     15. The parties hereto intend that this Amendment will not disturb the existing lien priority of NMAC and that this Amendment will retain the same lien and priority as the Loan Agreement which this Amendment modifies.

     16. This Amendment shall be governed by and construed and the rights and obligations of the parties under this Amendment shall be determined in accordance with the laws of the State of Florida.

     17. This Amendment and the Loan Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective personnel, representatives, heirs, successors and assigns.

     18. Each party to this Amendment acknowledges that it has reviewed this Amendment and hereby declares that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Amendment. In the event that any terms or provisions of this Amendment are held invalid or unenforceable, the remaining terms and conditions of this Amendment shall continue to be fully enforceable without change, and this Amendment shall be interpreted as if the unenforceable provision had not been a part hereof.

     19. NMAC AND DEALER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS, CROSS-CLAIMS OR A THIRD-PARTY CLAIMS) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDMENT, THE LOAN AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH OR THEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER WRITTEN OR VERBAL) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR NMAC TO ENTER INTO THIS AMENDMENT. THE DEALER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF NMAC NOR NMAC'S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT NMAC WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION."

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Signed, sealed and delivered in NISSAN MOTOR ACCEPTANCE CORPORATION the presence of:

/s/ Christine Daba                  By:  /s/ Mark Doi
Witness                             Print Name:  Mark Doi
Print Name:  Christine Daba         Title:  Commercial Credit Manager

/s/ Todd Ryan
Witness
Print Name:  Todd Ryan


                                    FIRST CHOICE STUART 1, INC.,
                                    a Florida corporation d/b/a Stuart Nissan

/s/ Phyllis A. George               By:  /s/ Gary R. Smith
Witness                             Print Name:  Gary R. Smith
Print Name:  Phyllis A. George      Title:  President


/s/ Lori J. Arp
Witness
Print Name:  Lori J. Arp